EXHIBIT 99.1

OptimumBank Holdings Announces Restatement of 2009 Year End Earnings

FORT LAUDERDALE, Fla., April 15, 2010 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC), holding company for OptimumBank, announced that the Company is restating its earnings for the quarterly and year to date periods ended December 31, 2009.

As originally reported, the Company had a net after tax loss of $6,053,615 for the three months ended December 31, 2009 or $(1.85) per basic share. The restated loss for the three months ended December 31, 2009 will increase to approximately $9,055,656 or $(2.76) per basic share, compared to a net loss of $499,629 or $(.16) per basic share for the prior year quarter ended December 31, 2008.

Originally reported earnings for the year ended December 31, 2009 were a net after tax loss of $8,478,795 or $(2.59) per basic share. The restated loss for the year ended December 31, 2009 increased to a loss of $11,480,836 or $(3.50) per basic share, compared to net income of $519,645 or $.17 per basic share for the same period last year.

President Richard L. Browdy noted, "The primary reasons for the restatement for the December 31, 2009 quarterly and year to date periods were a $1.3 million increase in the Company's provision for loan losses resulting primarily from management's receipt of additional information regarding the year-end loan portfolio during the first quarter of 2010, combined with a $1.6 million decrease in income tax benefits. The decrease in tax benefits resulted from management's reassessment of near term earnings trends and its determination that deferred tax assets originally reported may not be realized."

The Company originally reported capital ratios at December 31, 2009 as follows: Tier 1 Leverage ratio of 6.4%, Tier 1 Risk-Based ratio of 9.9%, and Total Risk-Based Capital ratio of 11.2%. The Company's restated capital ratios at December 31, 2009 are: Tier 1 Leverage ratio of 5.85%, Tier 1 Risk-Based ratio of 8.93%, and Total Risk-Based Capital ratio of 10.23%.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

CONTACT:  OptimumBank Holdings, Inc.
          Richard L. Browdy, President
            (954) 776-2332
          Sam Borek, Chairman of the Board
            (954) 776-2332